Exhibit (a)(1)(V)
Offer to Purchase for Cash

by

The Home Depot, Inc.

of

Up to 250 Million Shares of its Common Stock
at a Purchase Price not greater than $42.00 nor less than $37.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME, AUGUST 31, 2007 (THE “EXPIRATION TIME”),
UNLESS THE OFFER IS EXTENDED.

To Our Clients:

On July 10, 2007, The Home Depot, Inc., a Delaware corporation (the “Company”), distributed an Offer to Purchase (the “Original Offer to Purchase”) and a related Letter of Transmittal (the “Original Letter of Transmittal”) in connection with its tender offer to purchase for cash up to 250 million shares of its common stock, $0.05 par value per share (the “common stock”), at a price not greater than $44.00 per share nor less than $39.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Original Offer to Purchase and the Original Letter of Transmittal. The tender offer was previously scheduled to expire at 5:00 P.M., New York City time, on August 16, 2007.

The Company has decreased the price per share at which shareholders may tender shares to a price not greater than $42.00 per share nor less than $37.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest thereon. The Company has also extended the Offer to the Expiration Time indicated above.

Enclosed for your consideration are the Supplement to Offer to Purchase, dated August 10, 2007 (the “Supplement” and together with the Original Offer to Purchase, the “Offer to Purchase”), and the related Amended Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

On the terms and subject to the conditions of the Offer, the Company will determine a single per share price, not greater than $42.00 nor less than $37.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that it will pay for shares validly tendered and not validly withdrawn in the Offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. After the Offer expires, the Company will review the prices chosen by shareholders for all of the shares validly tendered. The Company will then select the lowest purchase price (in multiples of $0.25) within the price range specified above that will allow it to purchase 250 million shares. If fewer shares are validly tendered, the Company will select the price that will allow it to purchase all shares validly tendered and not validly withdrawn. The Company will purchase all shares validly tendered and not validly withdrawn before the Expiration Time at or below the purchase price the Company selects, net to the seller in cash, less any applicable withholding tax and without interest, on the terms and subject to the conditions of the Offer, including proration provisions, “odd lot” provisions and conditional tender provisions. All shares acquired in the Offer will be acquired at the same purchase price. The Company reserves the right, in its sole discretion, to purchase more than 250 million shares in the Offer, pursuant to the Offer and subject to applicable law. See Sections 1 and 16 of the Offer to Purchase. The Company will return shares tendered at prices greater than the purchase price selected by the Company and shares not purchased because of proration provisions or conditional tenders to the tendering shareholders at the Company’s expense as promptly as practicable after the Offer expires. See Sections 1 and 3 of the Offer to Purchase.

If the number of shares validly tendered and not validly withdrawn before the Expiration Time is less than or equal to 250 million shares (or such greater number of shares as the Company may elect to purchase pursuant to the Offer, subject to applicable law), the Company will, on the terms and subject to the conditions of the Offer, purchase at the purchase price selected by the Company all shares so tendered.

On the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 250 million shares (or such greater number of shares as the Company may elect to purchase, subject to applicable law) are validly tendered at or below the purchase price and not validly withdrawn, the Company will buy shares first, from all shareholders who own beneficially or of record, an aggregate of fewer than 100 shares (an “Odd Lot Holder”) who validly tender all their shares at or below the purchase price, second, on a pro rata basis from all other shareholders who validly tender shares at or below the purchase price, subject to any conditional tenders, and third, if necessary to permit the Company to purchase 250 million shares (or any such greater number of shares as the Company may elect to purchase, subject to applicable law), from holders who have tendered shares at or below the purchase price subject to the condition that a specified minimum number of the holder’s shares are purchased in the Offer, as described in Section 6 of the Offer to Purchase (for which the condition was not initially satisfied, and provided the holders tendered all of their shares) by random lot, to the extent feasible. See Sections 1, 3 and 6 of the Offer to Purchase.

We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the Amended Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1. You may tender your shares at prices not greater than $42.00 nor less than $37.00 per share, as indicated in the attached Instruction Form, net to you in cash, less any applicable withholding tax and without interest.

2. If you previously tendered shares by completing and returning an Instruction Form and indicated a price between (and including) $39.00 and $42.00, including if you checked the box captioned “Shares Tendered at Price Determined Under the Tender Offer” and you do not wish to change that direction, do not take any action.

3. If you previously tendered shares by completing and returning an Instruction Form and indicated a price between (and including) $42.25 and $44.00 your tender is no longer valid and you must complete and return the attached Instruction Form if you wish to tender your shares.

4. If you previously tendered shares by completing and returning an Instruction Form and indicated a price between (and including) $39.00 and $42.00, including if you checked the box captioned “Shares Tendered at Price Determined Under the Tender Offer,” and you wish to change that direction, you must withdraw your previous tender in accordance with the procedures described in Section 4 of the Offer to Purchase, and, if you wish to re-tender such withdrawn shares, you must complete and return the attached Instruction Form.

5. You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares will be purchased in the event of proration.

6. The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain conditions described in Section 7 of the Offer to Purchase, including the Financing Condition (as defined in the Offer to Purchase).

7. The Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on August 31, 2007, unless the Company extends the Offer.

8. The Offer is for 250 million shares, constituting approximately 12.6% of the total number of outstanding shares of the Company’s common stock as of July 27, 2007.

9. Tendering shareholders who are registered shareholders or who tender their shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Amended Letter of Transmittal, stock transfer taxes on the Company’s purchase of shares under the Offer.

10. If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your shares. We must submit separate Amended Letters of Transmittal on your behalf for each price you designate.

11. If you are an Odd Lot Holder and you instruct us to tender on your behalf all of the shares that you own at or below the purchase price before the Expiration Time and check the box captioned “Odd Lots” on the attached Instruction Form, the Company, on the terms and subject to the conditions of the Offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares validly tendered at or below the purchase price and not validly withdrawn before the Expiration Time.

12. If you wish to condition your tender upon the purchase of all shares tendered or upon the Company’s purchase of a specified minimum number of the shares which you tender, you may elect to do so and thereby avoid possible proration. The Company’s purchase of shares from all tenders which are so conditioned, to the extent necessary, will be determined by random lot. To elect such a condition, complete the section captioned “Conditional Tender” in the attached Instruction Form.

If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Time of the Offer. Please note that the Offer and proration period will expire at 5:00 p.m., New York City time, on Friday, August 31, 2007, unless the Offer is extended or earlier terminated.

The Offer is being made solely under the Offer to Purchase and the related Amended Letter of Transmittal and is being made to all record holders of shares of the Company’s common stock. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Company’s Board of Directors has approved the Offer. However, neither the Company, its Board of Directors, the Lead Dealer Manager, the Co-Dealer Manager, the Depositary nor the Information Agent makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares. Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and at what price or prices. Shareholders should read carefully the information set forth or incorporated by reference in the Offer to Purchase and in the related Amended Letter of Transmittal, including the Company’s reasons for making the Offer. All of the Company’s directors and executive officers have advised the Company that they do not intend to tender any of their shares in the Offer.

INSTRUCTION FORM WITH RESPECT TO
Offer to Purchase for Cash
by
The Home Depot, Inc.
of
Up to 250 Million Shares of its Common Stock
at a Purchase Price not greater than $42.00 nor less than $37.00 per Share

The undersigned acknowledge(s) receipt of your letter, the Original Offer to Purchase, the enclosed Supplement, and the related Amended Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by The Home Depot, Inc., a Delaware corporation (the “Company”), to purchase for cash up to 250 million shares of its common stock, $0.05 par value per share, at a price not greater than $42.00 nor less than $37.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions of the Offer. Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.

The undersigned hereby instruct(s) you to tender to the Company the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

In participating in the Offer, the undersigned acknowledges that: (1) the Offer is discretionary and may be extended, modified, suspended or terminated by the Company as provided in the Offer; (2) the undersigned is voluntarily participating in the Offer; (3) the future value of the Company’s common stock is unknown and cannot be predicted with certainty; (4) the undersigned has read the Offer; (5) the undersigned has consulted his, her or its tax and financial advisors with regard to how the Offer will impact his, her or its personal situation; (6) any foreign exchange obligations triggered by the undersigned’s tender of shares or the recipient of proceeds are solely his, her or its responsibility; and (7) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of shares, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, the undersigned authorizes the Company to withhold all applicable Tax Items legally payable by the undersigned.

The undersigned consents to the collection, use and transfer, in electronic or other form, of the undersigned’s personal data as described in this document by and among, as applicable, the Company, its subsidiaries, and third-party administrators for the exclusive purpose of implementing, administering and managing his, her or its participation in the Offer.

The undersigned understands that the Company holds certain personal information about him, her or it, including, as applicable, but not limited to, the undersigned’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, nationality, any shares of stock held in the Company, details of all options or any other entitlement to shares outstanding in the undersigned’s favor, for the purpose of implementing, administering and managing his, her or its stock ownership (“Data”). The undersigned understands that Data may be transferred to any third-parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in his, her or its country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than his, her or its country. The undersigned understands that he, she or it may request a list with the names and addresses of any potential recipients of the Data by contacting the Company. The undersigned authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his, her or its participation in the Offer, including any requisite transfer of such Data as may be required to a broker or other third party with whom the undersigned holds any shares of stock. The undersigned understands that Data will be held only as long as is necessary to implement, administer and manage his, her or its participation in the Offer. The undersigned understands that he, she or it may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company. The undersigned understands, however, that refusing or withdrawing his, her or its consent may affect his, her or its ability to participate in the Offer. For more information on the consequences of his, her or its refusal to consent or withdrawal of consent, the undersigned understands that he, she or it may contact the Company.

Number of shares to be tendered by you for the account of the undersigned:                      shares*

*Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.

THE UNDERSIGNED IS TENDERING SHARES AS FOLLOWS (CHECK ONLY ONE BOX):

(1)	SHARES TENDERED AT PRICE DETERMINED BY YOU (SEE INSTRUCTION 5 OF THE AMENDED LETTER OF TRANSMITTAL)

By checking ONE of the following boxes below INSTEAD OF THE BOX UNDER “Shares Tendered at Price Determined Under the Tender Offer,” the undersigned hereby tenders shares at the price checked. This action could result in none of the shares being purchased if the purchase price determined by the Company for the shares is less than the price checked below. A SHAREHOLDER WHO DESIRES TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE INSTRUCTION FORM FOR EACH PRICE AT WHICH SHARES ARE TENDERED. The same shares cannot be tendered at more than one price, unless previously validly withdrawn as provided in Section 4 of the Offer to Purchase.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES
ARE BEING TENDERED

☐ $37.00	☐ $38.00	☐ $39.00	☐ $40.00	☐ $41.00
☐ $37.25	☐ $38.25	☐ $39.25	☐ $40.25	☐ $41.25
☐ $37.50	☐ $38.50	☐ $39.50	☐ $40.50	☐ $41.50
☐ $37.75	☐ $38.75	☐ $39.75	☐ $40.75	☐ $41.75
☐ $42.00

OR

(2)  SHARES TENDERED AT PRICE DETERMINED UNDER THE TENDER OFFER (SEE INSTRUCTION 5 OF THE AMENDED LETTER OF TRANSMITTAL)

By checking the box below INSTEAD OF ONE OF THE BOXES UNDER “Shares Tendered at Price Determined by You,” the undersigned hereby tenders shares at the purchase price, as the same shall be determined by the Company in accordance with the terms of the Offer. For purposes of determining the purchase price, those shares that are tendered by the undersigned agreeing to accept the purchase price determined in the Offer will be deemed to be tendered at the minimum price.

The undersigned wants to maximize the chance of having the Company purchase all of the shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes above, the undersigned hereby tenders shares at, and is willing to accept, the purchase price determined by the Company in accordance with the terms of the Offer. THIS ACTION COULD LOWER THE PURCHASE PRICE AND COULD RESULT IN RECEIVING THE MINIMUM PRICE OF $37.00 PER SHARE. ☐

IF MORE THAN ONE BOX IS CHECKED ABOVE, OR IF NO BOX IS CHECKED, THERE IS NO VALID TENDER OF SHARES.

ODD LOTS
(See Section 1 of the Offer to Purchase)

To be completed only if shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 shares. The undersigned either (check one box):

☐	is the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered; or

☐	is a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s), shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 shares and is tendering all of the shares.

In addition, the undersigned is tendering shares either (check one box):

☐	at the price per share indicated above in the section captioned “Price (In Dollars) per Share at Which Shares Are Being Tendered”; or

☐	at the purchase price, as the same will be determined by the Company in accordance with the terms of the Offer (persons checking this box need not indicate the price per share above).

CONDITIONAL TENDER
(See Section 6 of the Offer to Purchase)

A tendering shareholder may condition his, her or its tender of shares upon the Company purchasing a specified minimum number of the shares tendered, all as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of shares you indicate below is purchased by the Company pursuant to the terms of the Offer, none of the shares tendered by you will be purchased. It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased if any are purchased, and each shareholder is urged to consult his, her or its own tax advisor before completing this section. Unless this box has been checked and a minimum specified, your tender will be deemed unconditional.

☐	The minimum number of shares that must be purchased from me, if any are purchased from me, is: shares.

If, because of proration, the minimum number of shares designated will not be purchased, the Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering shareholder must have tendered all of his, her or its shares and checked this box:

☐	The tendered shares represent all shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature:

Name(s):   (Please Type or Print)

Taxpayer Identification or Social Security Number:

Address(es):

Zip Code:

Daytime Area Code and Telephone Number:

Dated:           , 2007